Exhibit 99.1

4600 E 53rd St
Davenport, IA 52807
lee.net

NEWS RELEASE

Lee Enterprises to buy Berkshire Hathaway newspaper operations;
Berkshire Hathaway to finance all debt

Lee to finance acquisition and refinance long-term debt with Berkshire Hathaway at 9% annual rate

Deal adds 31 local daily news publications, nearly doubles Lee audience size

Immediately accretive to earnings before synergies, reduces balance sheet leverage

Annual run-rate revenue and cost synergies estimated at $20-25 million

DAVENPORT, Iowa – January 29, 2020 – Lee Enterprises, Incorporated (NYSE: LEE), a trusted local news provider and leading platform for advertising in 50 markets, has entered into a definitive agreement with Berkshire Hathaway to acquire BH Media Group’s (“BHMG”) publications and The Buffalo News for $140 million in cash. Berkshire Hathaway is providing approximately $576 million in long-term financing to Lee at a 9% annual rate. The proceeds from the Berkshire financing will be used to pay for the acquisition, refinance Lee’s approximately $400 million of existing debt, and provide enough cash on Lee’s balance sheet to allow for the termination of Lee’s revolving credit facility. Subsequent to the deal closing, Berkshire Hathaway will be Lee’s sole lender.

Serving communities in 10 states, BHMG owns the print and digital operations of 30 daily newspapers, as well as more than 49 paid weekly publications with digital sites and 32 other print products. BHMG had 2019 revenues of $373.4 million and adjusted EBITDA1 of $47.4 million. Lee has managed BHMG’s publications since July 2018 under a management agreement. The transaction also includes The Buffalo News, Western New York’s premier news source, which is separately owned by Berkshire Hathaway. BHMG’s real estate (including permanently attached equipment) and cash are excluded from the acquisition.

The addition of Berkshire Hathaway’s robust portfolio of high-quality local publications will add significant size and scale to Lee’s operations, bringing its portfolio of daily newspapers to 81 from 50 and nearly doubling its audience size. The transaction is expected to drive an 87% increase in revenue, a 40% increase in adjusted EBITDA and immediately reduce leverage to 3.4x before synergies. Based on Lee’s work managing BHMG publications over the last 18 months, Lee expects $20-25 million of anticipated annual revenue and cost synergies. As a result, Lee will benefit from a stronger financial profile and be positioned to de-lever more rapidly.

Mary Junck, Lee’s Chairman, said, “This is a compelling and transformative transaction for Lee. It both refinances our long-term debt on attractive terms and provides new revenue opportunities as well as operational synergies across an expanded portfolio. We have enjoyed a strong, long-term relationship with Berkshire Hathaway, which has been a significant investor across our capital structure for years. As manager of BH Media for the past 18 months, we have developed a deep knowledge of these properties and tremendous respect for their operators. We know first-hand the power this acquisition brings for further accelerating our industry-leading digital revenue growth while maintaining our focus on delivering high-quality local news. We look forward to capturing the tremendous value of this transaction for readers, advertisers and shareholders.”

Warren E. Buffett, Berkshire Hathaway’s Chairman and CEO, said, “My partner Charlie Munger and I have known and admired the Lee organization for over 40 years. They have delivered exceptional performance managing BH Media’s newspapers and continue to outpace the industry in digital market share and revenue.

We had zero interest in selling the group to anyone else for one simple reason: We believe that Lee is best positioned to manage through the industry’s challenges. No organization is more committed to serving the vital role of high-quality local news, however delivered, as Lee. I am confident that our newspapers will be in the right hands going forward and I also am pleased to be deepening our long-term relationship with Lee through the financing agreement.”

Kevin Mowbray, Lee President and CEO, said, “Over the past 18 months, we have developed a strong bond and shared culture with the outstanding operators at BH Media. This highly collaborative relationship has driven digital and subscription revenue growth, margin expansion and continued innovation. We are confident we can achieve even greater success as one, integrated company. This unique transaction is immediately accretive to earnings, decreases leverage and provides compelling refinancing terms, while avoiding tens of millions in fees associated with traditional refinancing agreements and no intermediaries were involved. Most gratifying, it expands our partnership with a single long-term lender who shares our passion for the indispensable services we provide to our communities.”

Financing Details
The approximately $576 million in long-term financing from Berkshire Hathaway will have an interest rate of 9% annually with a 25-year maturity and no performance covenants. The financing requires no fees, will result in approximately $5 million of interest rate savings on Lee's refinanced debt annually, and will eliminate Lee’s existing $23 million revolving credit facility. With a stronger growth profile and a more flexible balance sheet, Lee will be able to de-lever more quickly over the long term. Lee will continue to prioritize deleveraging, including strategically monetizing noncore assets.

Acquisition Details
The acquisition is expected to be immediately accretive to earnings and will reduce Lee’s leverage from 3.5x to 3.4x, before any cost and revenue synergies. Lee has identified approximately $20-25 million of highly achievable annual synergies, including revenue synergies from the management of digital advertising and subscriber programs, and cost synergies, primarily from the reduction of administrative expenses. Lee expects to achieve the full synergy run-rate within 24 months of closing, which is expected in mid-March 2020, subject to customary regulatory approvals.

As part of the agreement, Lee will enter into a 10-year lease for BHMG’s real estate. The initial lease payment is $8 million annually, payable in monthly installments, with Lee assuming responsibility for the maintenance and expense associated with the BHMG property. Lease payments can be reduced to the extent BHMG real estate is monetized.

The acquisition includes the following daily newspapers and their digital operations:
•	ALABAMA: Dothan Eagle, Opelika-Auburn News
•	IOWA: The Daily Nonpareil in Council Bluffs
•	NEBRASKA: Omaha World-Herald, The Grand Island Independent, Scottsbluff Star-Herald, The North Platte Telegraph, Kearney Hub, York News-Times
•	NEW JERSEY: The Press of Atlantic City
•	NEW YORK: The Buffalo News
•	NORTH CAROLINA: Winston-Salem Journal, Greensboro News & Record, The News Herald in Morganton, The McDowell News, Statesville Record and Landmark, Hickory Daily Record
•	OKLAHOMA: Tulsa World
•	SOUTH CAROLINA: The Florence Morning News
•	TEXAS: The Eagle in Bryan-College Station, Waco Tribune-Herald
•
VIRGINIA: Richmond Times-Dispatch, The Daily Progress in Charlottesville, The Roanoke Times, Bristol Herald Courier, News & Advance in Lynchburg, Martinsville Bulletin, Danville Register & Bee, The Free Lance-Star in Fredericksburg, Culpeper Star-Exponent, The News Virginian in Waynesboro

Additional details regarding today’s announcements will be filed with the Securities and Exchange Commission.

Conference Call
Lee has scheduled a conference call and audio webcast for 9 a.m. CT today. The live webcast will be accessible at www.lee.net/webcast. The webcast also will be available for replay two hours later. The call also may be monitored on a listen-only line by dialing (toll free) 800-309-1256 and entering a conference passcode of 825818 at least five minutes before the scheduled beginning.

About Lee Enterprises
Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, with daily newspapers, rapidly growing digital products and more than 200 weekly and specialty publications serving 50 markets in 20 states. Year to date, Lee's newspapers have average circulation of 0.7 million daily and 1.0 million Sunday, and are estimated to reach almost three million readers in print alone. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

Notes
(1)
Adjusted EBITDA is a non-GAAP financial performance measure that enhances financial statement users overall understanding of the operating performance of the Company. The measure isolates unusual, infrequent or non-cash transactions from the operating performance of the business. Adjusted EBITDA is defined as net income (loss), plus nonoperating expenses, income tax expense (benefit), depreciation and amortization, assets loss (gain) on sales, impairments and other, and restructuring costs and other. A table reconciling adjusted EBITDA to net income, the most directly comparable measure under GAAP, is set forth below:

Reconciliation of Non-GAAP financial measures
Adjusted EBITDA	BHMG

Net Income	14,885
Adjusted to exclude
Income tax expense	4,320
Assets loss (gain) on sales, impairments and other	1,981
Depreciation and amortization	24,761
Restructuring costs and other	1,422
Adjusted EBITDA	47,368

Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are:

•	Our ability to generate cash flows and maintain liquidity sufficient to service our debt;
•	Our ability to manage declining print revenue;
•	That the warrants issued in our refinancing will not be exercised;
•	Change in advertising and subscription demand;
•	Changes in technology that impact our ability to deliver digital advertising;
•	Potential changes in newsprint, other commodities and energy costs;
•	Interest rates;

•	Labor costs;
•	Significant cyber security breaches or failure of our information technology systems;
•	Legislative and regulatory rulings;
•	Our ability to achieve planned expense reductions;
•	Our ability to maintain employee and customer relationships;
•	Our ability to manage increased capital costs;
•	Our ability to maintain our listing status on the NYSE;
•	Competition; and
•	Other risks detailed from time to time in our publicly filed documents.

Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believes”, “expects”, “anticipates”, “intends”, “plans”, “projects”, “considers” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements, except as required by law.

Additional risk factors that could cause actual results to differ materially from expectations include, but are not limited to, the risks identified by Lee in its most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. All forward-looking statements speak only as of the date on which they are made. Except to the extent required by law, Lee expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Investor Contact IR@lee.net (563) 383-2100	Media Contact Charles Arms Charles.Arms@lee.net (563) 383-2129